As filed with the Securities and Exchange Commission on February 24, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COLGATE-PALMOLIVE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-1815595 (I.R.S. Employer Identification No.)

300 Park Avenue
New York, New York 10022
(Address of principal executive offices) (Zip code)

Employees Savings and Investment Plan
Global Stock Savings Program
Executive Incentive Compensation Plan
1997 Stock Option Plan
2005 Employee Stock Option Plan
2005 Non-Employee Director Stock Option Plan
Non-Employee Director Stock Option Plan
Stock Plan for Non-Employee Directors
(Full title of the plans)

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary
Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022
(212) 310-2000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common stock, par value $1.00 per share	75,699,361 shares	$52.44 –$56.68	$4,157,620,539	$444,865

(1)	The number of shares being registered by plan is as follows:

Plan	Number of shares of common stock
Employees Savings and Investment Plan, as Amended and Restated Effective as of October 1, 1999	11,250,000
1993 Global Stock Savings Program	602,000
Executive Incentive Compensation Plan, as Amended and Restated as of March 11, 1999	4,000,000
1997 Stock Option Plan	19,260,385
2005 Employee Stock Option Plan	40,000,000
2005 Non-Employee Director Stock Option Plan	400,000
1994 Non-Employee Director Stock Option Plan	160,976
1997 Stock Plan for Non-Employee Directors	26,000

This registration statement renews existing registration statements for previously approved employee savings and equity compensation plans (Employee Savings and Investment Plan, as Amended and Restated Effective as of October 1, 1999, 1993 Global Stock Savings Program, Executive Incentive Compensation Plan, as Amended and Restated as of March 11, 1999, and 1997 Stock Option Plan), registers the full authorized shares under two equity plans approved by shareholders at the 2005 Annual Meeting of Shareholders (the 2005 Employee Stock Option Plan and 2005 Non-Employee Director Stock Option Plan) and registers shares for certain other existing equity compensation plans for directors (1994 Non-Employee Director Stock Option Plan and 1997 Stock Plan for Non-Employee Directors). The shares being registered cover a multi-year period that varies by plan depending on the remaining term of the plan. Historically, the Company’s award grants and share allocations in connection with these plans has averaged approximately nine million shares per year during the past five years. During the same period, shares of the Company’s common stock actually issued in connection with distributions from savings plans, exercises of stock options and vesting of share awards has averaged approximately 5.5 million per year. The Company has no current plans to change in any material way its share usage under the above plans.

(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Company’s Employees Savings and Investment Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon (a) the $53.42 per share weighted average exercise price of the 4,615,465 outstanding options granted to date under the 2005 Employee Stock Option Plan; (b) the $56.68 per share weighted average exercise price of 19,260,385 outstanding options that remain exercisable under the 1997 Stock Option Plan that are not covered by Registration Statement Nos. 333-38251 and 333-72342; (c) the $53.71 per share weighted average exercise price of the 23,333 outstanding options granted to date under the 2005 Non-Employee Director Stock Option Plan; (d) the $52.44 per share weighted average exercise price of the 160,976 outstanding options that remain exercisable under the Non-Employee Director Stock Option Plan; and (e) the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on February 21, 2006 for the balance of the shares being registered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I will be sent or given to each recipient of an award under each of the Company’s 2005 Employee Stock Option Plan, 1997 Stock Option Plan, 2005 Non-Employee Director Stock Option Plan, Non-Employee Director Stock Option Plan, Stock Plan for Non-Employee Directors, Executive Incentive Compensation Plan, Employees Savings and Investment Plan and Global Stock Savings Program as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

          The following documents filed by the Company and the Company’s Employees Savings and Investment Plan with the Commission are specifically incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (filed on February 24, 2006);

(b)

The Company’s description of common stock contained in the Company’s Current Report on Form 8-K dated October 17, 1991, as modified by the Company’s Current Report on Form 8-K dated March 10, 2005; and

(c)	The Annual Report on Form 11-K of the Company’s Employees Savings and Investment Plan for the year ended December 31, 2004 (filed on June 27, 2005).

          In addition, all documents filed subsequent to the filing date of this registration statement by the Company or the Company’s Employees Savings and Investment Plan with the Commission pursuant to

Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement except as indicated herein.

Item 4.	Description of Securities.

          Not applicable (the common stock is registered under Section 12 of the Exchange Act).

Item 5.	Interests of Named Experts and Counsel.

          Not applicable.

Item 6.	Indemnification of Directors and Officers.

          Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the DGCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article Tenth of the Restated Certificate of Incorporation of the Company, as amended, eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors, officers and other employees of the Company to the fullest extent permitted by the DGCL. The Company has also executed indemnification agreements with the directors, officers and certain other employees of the Company. Such indemnification agreements contain provisions which purport to provide indemnification, where not limited by applicable law, for amounts paid by such individuals in settlement of shareholder derivative actions. Additionally, the Company maintains customary directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed.

          Not applicable.

Item 8.	Exhibits.

          The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (b)        The registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of February, 2006.

COLGATE-PALMOLIVE COMPANY

By:	/s/ Reuben Mark

Reuben Mark
Chairman of the Board of Directors and
Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Principal Executive Officer and Director:

/s/ Reuben Mark
February 24, 2006
Reuben Mark	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

Principal Financial Officer:

/s/ Stephen C. Patrick
February 24, 2006
Stephen C. Patrick	Chief Financial Officer (principal financial officer)

Principal Accounting Officer:

/s/ Dennis J. Hickey
February 24, 2006
Dennis J. Hickey	Vice President and Corporate Controller (principal accounting officer)

All Other Directors:

John T. Cahill* Jill K. Conway* Ellen M. Hancock* David W. Johnson* Richard J. Kogan* Delano E. Lewis* J. Pedro Reinhard* Howard B. Wentz, Jr.*	February 24, 2006

*By:	/s/	Andrew D. Hendry

Andrew D. Hendry
Attorney-in-Fact

          The Company’s Employee Savings and Investment Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of February, 2006.

COLGATE-PALMOLIVE COMPANY EMPLOYEE SAVINGS AND INVESTMENT PLAN

By:	/s/	Stephen C. Patrick

Stephen C. Patrick
Chief Financial Officer
Colgate-Palmolive Company

By:	/s/	Dennis J. Hickey

Dennis J. Hickey
Vice President and Corporate Controller
Colgate-Palmolive Company

EXHIBIT INDEX

Exhibit Number	Description

5	Internal Revenue Service determination letter with respect to the Colgate-Palmolive Company Employees Savings and Investment Plan

23.1	Consent of independent registered public accounting firm for the Company

23.2	Consent of independent registered public accounting firm for the Colgate-Palmolive Company Employees Savings and Investment Plan

24	Powers of Attorney